On July 9, 2010, a Special Meeting of Shareholders was held to consider a number of proposals.
The results of the
proposals are indicated below.

Proposal 1  Election of Trustees:
Net Assets Voted For Leroy Keith, Jr. $295,911,405
Net Assets Voted Withheld $ 9,556,607
Net Assets Voted For Peter G. Gordon $295,953,699
Net Assets Voted Withheld $ 9,514,313
Net Assets Voted For Isaiah Harris, Jr. $295,941,302
Net Assets Voted Withheld $ 9,526,710
Net Assets Voted For Judith M. Johnson $296,043,177
Net Assets Voted Withheld $ 9,424,835
Net Assets Voted For David F. Larcker $295,985,008
Net Assets Voted Withheld $ 9,483,004
Net Assets Voted For Olivia S. Mitchell $295,973,659
Net Assets Voted Withheld $ 9,494,353
Net Assets Voted For Timothy J. Penny $295,854,965
Net Assets Voted Withheld $ 9,613,047
Net Assets Voted For Michael S. Scofield $295,925,810
Net Assets Voted Withheld $ 9,542,202
Net Assets Voted For Donald C. Willeke $295,811,192
Net Assets Voted Withheld $ 9,656,820

Proposal 2a To approve an investment
advisory agreement with Wells Fargo Funds
Management, LLC.
Net Assets Voted For $238,124,342
Net Assets Voted Against $ 7,794,825
Net Assets Voted Abstain $ 5,137,371

Proposal 2b  To approve a sub-advisory
agreement with Crow Point Partners, LLC.
Net Assets Voted For $235,765,183
Net Assets Voted Against $ 9,142,396
Net Assets Voted Abstain $ 6,148,959

Proposal 2c To approve a sub-advisory agreement with Wells Capital Management Incorporated.
Net Assets Voted For $236,569,143
Net Assets Voted Against $ 8,766,953
Net Assets Voted Abstain $ 5,720,442